Exhibit 5.1

FLEMING PLLC

30 WALL STREET 8TH FLOOR NEW YORK 10005

TEL 516 902 6567 WWW.FLEMINGPLLC.COM

April 25, 2025

authID Inc.

1580 N. Logan Street, Suite 660, Unit 51767

Denver, Colorado 80203

Re: Form S-8

Gentlemen:

We have acted as counsel to authID Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on or about April 25, 2025. The Registration Statement relates to registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 261,679 shares (the “Additional Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), reserved for issuance pursuant to the authID Inc. 2024 Equity Incentive Plan (the “Plan”), and (ii) 1,397,660 outstanding shares of Common Stock and that may be issued upon exercise of stock options (the “Reoffer Shares”) issued or to be issued under the Plan, the 2021 Equity Incentive Plan (the “2021 Plan”) or issued outside of a plan. We refer in this opinion letter to the Additional Shares and the Reoffer Shares collectively as the “Shares.”

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with our opinion expressed below, we have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon the foregoing assumptions, and subject to the qualifications set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Shares that have been issued or that will be issued by the Company under and in accordance with the terms of the Plan or the 2021 Plan, as applicable, when sold in accordance with the terms of the Plan or the 2021 Plan, as applicable, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law. We do not express any opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fleming PLLC
Fleming PLLC